EXHIBIT 10.27

Code of Ethical Business Conduct

For Chief Executive and Senior Financial Officers

Generally

Borland is committed to conducting our business in accordance with applicable laws, rules and regulations and the highest standards of business ethics and to full and accurate financial disclosure in compliance with applicable laws, rules and regulations. This Code of Ethical Business Conduct, applicable to Borland’s Chief Executive Officer, Chief Financial Officer and World Wide Controller (or persons performing similar functions) (together, “Senior Officers”), sets forth specific policies to guide you in the performance of your duties.

As a Senior Officer, you must not only comply with applicable laws, rules and regulations. You also have a responsibility to conduct yourself in an honest and ethical manner; and you have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

The Company’s Code of Ethical Business Conduct, which this Code of Ethics is intended to supplement, sets forth the fundamental principles and key policies and procedures that govern the conduct of all of us in our business. You are bound by the requirements and standards set forth in the Borland Code of Ethical Business Conduct, as well as those set forth in this Code of Ethics and other applicable policies and procedures.

Compliance with Laws, Rules and Regulations

The foundation on which Borland’s ethical standards are built is obeying the law. We respect and obey the laws of the cities, states and countries where we operate. Although not everyone is expected to know the details of those laws, it is important for us to know enough to determine when we must get advice from a higher authority. Borland demands not only legal compliance but also responsible and ethical behavior. You are required to comply with all applicable laws, rules and regulations governing the conduct of our business and to report any suspected violations of all applicable laws, rules and regulations to either the General Counsel and/or the Chairman of the Audit Committee.

Fraud, Theft, Bribery and Similar Conduct

Any act that involves theft, fraud, embezzlement, or misappropriation of any property, including that of the company or any of its employees, suppliers or customers, is prohibited.

Offering or accepting kickbacks or bribes are forbidden. They subvert competition and corrupt those involved.

Auditors

Fraudulently influencing, misleading, coercing or manipulating the auditor of Borland’s financial statements for the purpose of rendering those financial statements materially misleading is prohibited.

Revenue Recognition

Senior Officers must ensure that all revenue transactions are completed, to the best of the Senior Officer’s knowledge, in accordance with Borland’s revenue recognition policy

All sales contracts must be executed by the customer on or prior to the final day of the applicable quarter.

All commitments or representations made to customers or potential customers must be included in the final contract with the customer or related documentation submitted with customer orders. Employees must not make any commitments to the customer, verbally or in writing, that have not been documented in the agreement or order documentation submitted to the Borland finance and/or legal departments.

Side-letters or kickbacks with customers or potential customers are prohibited.

Disclosures

As a public company, Borland is required to file various periodic and other reports with the Securities and Exchange Commission (SEC). It is Borland policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that Borland files with, or submits to, the SEC and in all other public communications made by Borland. As a Senior Officer, you are required to promote compliance with this policy and to abide by all Borland standards, policies and procedures designed to promote compliance with this policy.

Accurate Record Keeping

While only a few of us are responsible for maintaining accounting records, many employees help keep or contribute to Borland’s records. Every employee is responsible for providing accurate and complete information to the accounting and the finance departments. No false, misleading or artificial entries may be made on, or be provided for entry on, Borland’s books and records. No funds or assets may be maintained by Borland for any illegal or improper purposes. All transactions must be fully and completely documented and recorded in Borland’s accounting records. It is against Borland policy to make entries that intentionally conceal or disguise the true nature of any transaction.

Conflicts of Interest

It is the policy of Borland that you should avoid transactions, commitments, and other activities which are not in Borland’s best interest or which could involve an actual, or the appearance of a, conflict between your interests and those of Borland.

It is not possible to define all situations that could involve a conflict of interest; in most instances, however, normal judgment should be sufficient to evaluate a situation.

A conflict of interest exists when your loyalties are divided between Borland’s interests and your own interests, those of your family, or those of a customer, supplier or competitor. You are expected to avoid both the fact and appearance of conflicts of interest.

The prohibition against acting in a dual capacity in transacting Borland business, and from acquiring interests adverse to Borland, is applicable irrespective of your intentions and without regard to whether the action caused, or has the potential to cause, injury to Borland.

The following is presented as a guide in determining circumstances that might create conflicts of interest; they are not intended, however, to cover all possible situations.

•	Conducting Borland company business with an immediate family member.

•	Representing Borland in any transaction if your personal interests might affect your ability to represent Borland’s interests fairly and impartially. You must not knowingly or voluntarily permit yourself to be placed in a position where your interests may become adverse to Borland’s. You must not allow personal relationships with current or prospective customers or suppliers to influence business decisions.

•	Investment by you or a member of your immediate family in a customer, supplier, or competitor (or any company/partnership affiliated with a customer, supplier, or competitor) of Borland is prohibited if you have or would have the opportunity to influence business transactions between Borland and the customer, supplier, or competitor. Passive investments in publicly traded companies shall not be a violation if you or a member of your immediate family owns less than 1% of such company’s outstanding stock.

•	You must not take for yourself nor direct to others any existing business nor any opportunities for prospective business which could be considered by Borland;

•	You must not speculate or deal in materials, supplies, equipment or products which Borland buys or sells, or in property rights in which Borland may be interested;

•	Solicitation or acceptance by you or a member of your immediate family of any personal loan or guarantee from a customer, supplier or competitor.

Before acting in a manner that creates or appears to create a conflict of interest, you must make full disclosure to and obtain written approval of the General Counsel and/or the Audit Committee.

Compliance with the Code.

If you have questions about this Code of Ethical Business Conduct for Senior Officers, you should seek guidance from the General Counsel. If you know of or suspect a violation of applicable laws or regulations or this Code of Ethical Business Conduct for Senior Officers, you must immediately report that information to the General Counsel and/or to the Chairman of the Audit Committee of the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation.

Policy Violations

You must understand and comply with Borland’s Code of Ethical Business Conduct for Senior Officers. Violations of this Code of Ethical Business Conduct for Senior Officers will not be tolerated and will result in discipline, up to and including discharge.

Waivers

Waivers of the Code of Ethical Business Conduct for Senior Officers must be disclosed to all Executive Officers and Directors. Waivers to this policy may only be granted by the non-employee members of the Borland Board of Directors. The Securities and Exchange Commission requires all waivers to be disclosed publicly.

No Rights Created

This Code of Ethical Business Conduct is a statement of certain fundamental principles, policies and procedures that govern the Company’s Senior Officers in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.